FILED

State of Tennessee **Department of State** Corporate Filings 312 Eighth Avenue North 6th Floor, William R. Snodgrass Tower Nashville, TN 37243	ARTICLES OF ORGANIZATION (LIMITED LIABILITY COMPANY) (For use on or after 7/1/2006)	*For Office Use Only* STATE OF TENNESSEE 2010 FEB 12 AM 8: 25 [illegible] SECRETARY OF STATE

6553.1353

The Articles of Organization presented herein are adopted in accordance with the provisions of the Tennessee Revised Limited Liability Company Act.

1. The name of the Limited Liability Company is: Insurance Auto Auctions Tennessee LLC

   (NOTE: Pursuant to the provisions of TCA §48-249-106, each limited Liability Company name must contain the words "Limited Liability Company" or the abbreviation "LLC" or "L.L.C.")

2. The name and complete address of the Limited Liability Company's initial registered agent and office located in the state of Tennessee is:

   Corporation Service Company
   (Name)
   2908 Poston Avenue — Nashville — TN 37203
   (Street address) — *(City)* — *(State/Zip Code)*
   Davidson
   (County)

3. The Limited Liability Company will be: ***(NOTE: PLEASE MARK APPLICABLE BOX)***

   ☑ Member Managed ☐ Manager Managed ☐ Director Managed

4. Number of Members at the date of filing, if more than six (6): ____________ .

5. If the document is not to be effective upon filing by the Secretary of State, the delayed effective date and time is: (Not to exceed 90 days)
   Date: ____________ , ____________ Time: ____________

6. The complete address of the Limited Liability Company's principal executive office is:
   Two Westbrook Center, Suite 500 — Westchester — IL Cook 60154
   (Street Address) — *(City)* — *(State/County/Zip Code)*

7. Period of Duration if not perpetual: ____________

8. Other Provisions:

9. THIS COMPANY IS A NONPROFIT LIMITED LIABILITY COMPANY (Check if applicable) ☐

2/5/10
Signature Date

[signature]
Signature

Organizer
Signer's Capacity (if other than individual capacity)

Clayton C. Purdom
Name (printed or typed)